Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

AMERISOURCEBERGEN REPORTS
FISCAL 2018 FOURTH QUARTER AND YEAR END RESULTS
Revenues of $43.3 Billion for the Fourth Quarter, a 10.7 Percent Increase Year-Over-Year
Fourth Quarter GAAP Diluted EPS of $1.07 and Adjusted Diluted EPS of $1.45
Revenues of $167.9 Billion for Fiscal Year 2018, a 9.7% Increase Year-Over-Year
Fiscal Year 2018 GAAP Diluted EPS of $7.53 and Adjusted Diluted EPS of $6.49
The Board of Directors Authorized a New $1.0 Billion Share Repurchase Program
The Board of Directors Increased the Quarterly Dividend Rate by 5% to $0.40 per share

VALLEY FORGE, PA, November 6, 2018 - AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2018 fourth quarter ended September 30, 2018, revenue increased 10.7 percent to $43.3 billion. Revenue increased 9.7 percent to $167.9 billion for the fiscal year. On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share (EPS) was $1.07 for the September quarter of fiscal 2018, compared to a loss of $1.58 in the prior year quarter. GAAP diluted EPS for the fiscal year was $7.53, compared to $1.64 in the prior year. Adjusted diluted EPS, which is a non-GAAP measure that excludes items described below, increased 9.0 percent to $1.45 in the fiscal year 2018 fourth quarter. For fiscal year 2018, adjusted diluted EPS increased 10.4 percent to $6.49.

“In fiscal year 2018, AmerisourceBergen delivered solid performance even as two of our business units work through some challenges. We had a fantastic year of growth in specialty distribution, successfully integrated H. D. Smith, seamlessly onboarded the Rite Aid stores acquired by Walgreens and continued to deepen relationships with our customers throughout the company. Our innovative services and solutions provide our partners with access to a state-of-the-art distribution network and best-in-class customer experience offerings, enabling manufacturers and providers to operate more effectively and efficiently,” said Steven H. Collis, Chairman, President and Chief Executive Officer of AmerisourceBergen.
Today, the Company's Board of Directors declared a quarterly dividend of $0.40 per common share, a 5% increase in its quarterly dividend rate from $0.38 per common share. The quarterly dividend of $0.40 per common share will be payable December 3, 2018, to stockholders of record at the close of business on November 19, 2018.

“Our Board of Directors authorized a new $1.0 billion share repurchase program and a 5% increase in our dividend as part of our ongoing commitment to return capital to shareholders,” said Mr. Collis.

"We are pleased with the ability of our associates to collaborate, innovate and execute, enabling AmerisourceBergen to deliver long-term value. Our outlook for fiscal 2019 reflects the strength of our business despite ongoing challenges at PharMEDium,” Mr. Collis continued. “Our differentiated strategy, long-term partnerships, leadership in specialty distribution and services, innovative services and solutions and strong financial stewardship, position AmerisourceBergen to continue to build long-term sustainable growth and deliver on our purpose of being united in our responsibility to create healthier futures.”

Fourth Quarter Fiscal Year 2018 Summary Results

	GAAP	Adjusted (Non-GAAP)
Revenue	$43.3B	$43.3B
Gross Profit	$1.0B	$1.2B
Operating Expenses	$879M	$732M
Operating Income	$154M	$432M
Interest Expense, Net	$43M	$43M
Tax Rate	(73.4)%	19.6%
Net Income Attributable to ABC	$233M	$315M
Diluted Shares Outstanding	217M	217M
Diluted Earnings Per Share	$1.07	$1.45

Below, AmerisourceBergen presents descriptive summaries of the Company’s GAAP quarterly results as well as its adjusted (Non-GAAP) quarterly results. In the tables that follow, GAAP results and GAAP to Non-GAAP reconciliations are presented. For more information related to Non-GAAP financial measures, including our fiscal year 2019 expectations, please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables.

Fourth Quarter GAAP Quarterly Results

•
Revenue: In the fourth quarter of fiscal 2018, revenue was $43.3 billion, up 10.7 percent compared to the same quarter in the previous fiscal year, reflecting a 10.8 percent increase in Pharmaceutical Distribution Services revenue and a 7.9 percent increase in revenue within Other.

•
Gross Profit: Gross profit in the fiscal 2018 fourth quarter was $1.0 billion, an 11.9 percent decrease over the same period in the previous fiscal year due to higher LIFO expense in comparison to the prior fiscal year, PharMEDium remediation costs, and an estimated assessment relating to the New York State Opioid Stewardship Act.These increases in cost of goods sold were partially offset by a 7.1 percent increase in Pharmaceutical Distribution Services gross profit and a 3.5 percent increase in gross profit within Other. Gross profit as a percentage of revenue was 2.39 percent, a decrease of 61 basis points from the prior year quarter.

•
Operating Expenses: In the fourth quarter of fiscal 2018, operating expenses were $879 million, compared to $1,307 million in the same period last fiscal year. The decline in operating expenses was primarily due to the litigation settlement accrual of $625 million recorded in the prior year quarter and was partially offset by an increase in operating expenses within Pharmaceutical Distribution Services primarily due to the January 2018 acquisition of H. D. Smith, the January 2018 consolidation of Profarma and a goodwill impairment charge related to Profarma.

•
Operating Income / (Loss): In the fiscal 2018 fourth quarter, operating income was $154 million versus a loss of $135 million in the prior year period. The increase in operating income was primarily driven by the large decrease in operating expenses, as explained above.

•
Interest Expense, Net: In the fiscal 2018 fourth quarter, net interest expense of $43 million was up 21.9 percent versus the prior year quarter primarily due to the debt issued to finance the H. D. Smith acquisition and the consolidation of Profarma's debt and related interest expense.

•
Tax Rate: The current year's effective tax rate was favorably impacted by the determination that a portion of a significant prior year legal settlement accrual was deductible.The prior year's effective tax rate was unfavorably impacted by non-deductible legal settlement charges.

•
Diluted Earnings Per Share: Diluted earnings per share was $1.07 in the fourth quarter of fiscal year 2018 compared to a loss of $1.58 in the previous fiscal year’s fourth quarter. This increase was largely driven by an increase in operating income and a decrease in income tax expense.

•
Diluted Shares Outstanding: Diluted weighted average shares outstanding for the fourth quarter of fiscal year 2018 were 217.5 million, a 0.5 percent decline versus the prior fiscal year fourth quarter.

Definition of Adjusted (Non-GAAP) Results

The comments below compare adjusted results, which exclude:

•	Gain from antitrust litigation settlements;

•	LIFO expense / credit;

•	PharMEDium remediation costs;

•	New York State Opioid Stewardship Act;

•	Goodwill impairment;

•	Acquisition-related intangibles amortization;

•	Employee severance, litigation, and other;

•	Loss on consolidation of equity investments;

•	Impairment of non-customer note receivable;

•	Loss on early retirement of debt; and a

•	One-time tax reform adjustment.

In addition, we previously issued $600 million of 1.15 percent senior notes that were repaid in May 2017 to fund our initial special share repurchase program to mitigate the dilutive effect of the Warrants. The interest expense incurred relating to this borrowing has been excluded from the Non-GAAP presentation.

Fourth Quarter Adjusted (Non-GAAP) Results

•
Revenue: In the fourth quarter of fiscal 2018, revenue was $43.3 billion, up 10.7 percent compared to the same quarter in the previous fiscal year, reflecting a 10.8 percent increase in Pharmaceutical Distribution Services revenue and a 7.9 percent increase in revenue within Other.

•
Adjusted Gross Profit: Gross profit in the fiscal 2018 fourth quarter was $1.2 billion, which was up 6.2 percent when compared to the same period in the previous year due to an increase in gross profit in Pharmaceutical Distribution Services, which benefited from the acquisition of H. D. Smith and the consolidation of Profarma, both in January 2018, and was partially offset by lower contribution from PharMEDium. Gross profit as a percentage of revenue was 2.69 percent, down 11 basis points when compared to the prior year quarter.

•
Adjusted Operating Expenses: In the fourth quarter of fiscal 2018, operating expenses were $732 million, an increase of 17.0 percent compared to the same period in the last fiscal year, primarily due to consolidation of Profarma and the specialty joint venture in Brazil in January 2018 and the acquisition of H. D. Smith in January 2018. Operating expenses as a percentage of revenue in the fiscal 2018 fourth quarter were 1.69 percent, compared to 1.60 percent for the same period in the previous fiscal year.

•
Adjusted Operating Income: In the fiscal 2018 fourth quarter, operating income of $432 million decreased 8.2 percent from the prior year period. Operating income as a percentage of revenue decreased 20 basis points to 1.00 percent in the fiscal 2018 fourth quarter compared to the previous fiscal year’s fourth quarter.

•
Adjusted Interest Expense, Net: In the fiscal 2018 fourth quarter, net interest expense of $43 million was up 21.9 percent from the prior year quarter primarily due to the debt issued to finance the H. D. Smith acquisition and the consolidation of Profarma's debt and related interest expense.

•
Adjusted Tax Rate: The effective tax rate for the fourth quarter of fiscal 2018 was 19.6 percent, down from 32.5 percent in the previous fiscal year’s fourth quarter, primarily driven by a reduction in the U.S. federal income tax rate from 35% to 21%.

•
Adjusted Diluted Earnings Per Share: Diluted earnings per share was up 9.0 percent to $1.45 in the fourth quarter of fiscal year 2018 compared to $1.33 in the previous fiscal year’s fourth quarter, driven primarily by the benefits of tax reform.

•
Adjusted Diluted Shares Outstanding: Diluted weighted average shares outstanding for the fourth quarter of fiscal year 2018 were 217.5 million, compared to 221.3 million in the prior fiscal year fourth quarter due to share repurchases, net of stock option exercises.

Segment Discussion

The Company's operations are comprised of the Pharmaceutical Distribution Services reportable segment and other operating segments that are not significant enough to require separate reportable segment disclosure and, therefore, have been included in Other for the purpose of reportable segment presentation. Other consists of operating segments that focus on global commercialization services and animal health and includes AmerisourceBergen Consulting Services (ABCS), World Courier and MWI Animal Health (MWI).

Pharmaceutical Distribution Services Segment

Pharmaceutical Distribution Services revenue was $41.7 billion, an increase of 10.8 percent compared to the same quarter in the prior fiscal year, primarily due to growth of some of its largest customers, overall market growth, and especially strong oncology product sales. In addition, revenue increased in the current quarter due to the January 2018 acquisition of H. D. Smith and the January 2018 consolidation of Profarma. Segment operating income of $357 million in the September quarter of fiscal 2018 was down 10.7 percent compared to the same period in the previous fiscal year, primarily due to lower sales at PharMEDium.

Other

Revenue in Other was $1.6 billion in the fourth quarter of fiscal 2018, an increase of 7.9 percent compared to the same period in the prior fiscal year, primarily due to the consolidation of the specialty joint venture in Brazil and ABCS's growth in its Canadian operations. Operating income in Other increased 5.2 percent to $75 million in the fourth quarter of fiscal 2018, primarily due to increased contributions from MWI, World Courier and ABCS's Xcenda, and was partially offset by a lower contribution from ABCS's Lash Group.

Fiscal Year 2018 Summary Results

	GAAP	Adjusted (Non-GAAP)
Revenue	$167.9B	$167.9B
Gross Profit	$4.6B	$4.7B
Operating Expenses	$3.2B	$2.7B
Operating Income	$1.4B	$2.0B
Interest Expense, Net	$175M	$175M
Tax Rate	(37.2)%	21.3%
Net Income Attributable to ABC	$1.7B	$1.4B
Diluted Shares Outstanding	220M	220M
Diluted Earnings Per Share	$7.53	$6.49

Summary Fiscal Year GAAP Results

In fiscal year 2018, GAAP diluted EPS was $7.53, compared to $1.64 in the prior year. Revenue of $167.9 billion was up 9.7 percent over the last fiscal year. Gross profit increased 1.5 percent to $4.6 billion primarily due to increases in Pharmaceutical Distribution Services and Other, and was partially offset by an increase in LIFO expense. Operating expenses decreased 9.1 percent over the last fiscal year primarily due to the decrease in litigation settlements and accruals. Operating income increased 36.2 percent and operating income margin increased 17 basis points in the current fiscal year. Diluted weighted average shares outstanding in fiscal 2018 were 220.3 million, down 0.6 percent from the prior fiscal year.

Summary Fiscal Year Adjusted (Non-GAAP) Results

In fiscal year 2018, adjusted diluted EPS was $6.49, an increase of 10.4 percent over the prior fiscal year primarily due to a lower adjusted effective tax rate. Adjusted diluted weighted average shares outstanding in fiscal 2018 were 220.3 million, down 0.6 percent from the prior fiscal year. Revenue increased 9.7 percent from last fiscal year to $167.9 billion. Adjusted gross profit increased by $340 million, or 7.8 percent, from last fiscal year to $4.7 billion primarily due to the increase in revenue, the January 2018 consolidation of Profarma and the specialty joint venture in Brazil, and the January 2018 acquisition of H. D. Smith, offset in part by a lower contribution from PharMEDium. Adjusted operating income decreased 1.8 percent as the increase in adjusted operating expenses of $376 million exceeded the increase in adjusted gross profit. Adjusted operating income margin decreased 14 basis points from 1.32 percent to 1.18 percent.

Recent Company Highlights & Milestones

•
Awarded the 2018 “Champion of Board Diversity” award by The Forum of Executive Women’s Philadelphia chapter. This award recognizes AmerisourceBergen for its gender diversity on our Corporate Board of Directors and leading the way for public companies in the state of Pennsylvania.

•
Good Neighbor Pharmacy, AmerisourceBergen’s independent pharmacy network, received the #1 “Highest in Customer Satisfaction” ranking among brick-and-mortar chain drug stores in the 2018 J.D. Power U.S. Pharmacy survey. This marks the seventh time that Good Neighbor Pharmacy has earned this achievement in the last nine years.

•
The AmerisourceBergen Foundation provided a grant to support the Health Care Improvement Foundation’s (HCIF) launch of a two-year pilot program that aims to help prevent chronic opioid use among post-surgical patients. The program will address the issue through patient education and engagement, as well as provider improvement strategies.

•	Recorded the 19th consecutive quarter with 10 percent or greater revenue growth in Specialty distribution.

•	ICS, AmerisourceBergen's third-party logistics provider for pharmaceutical manufacturers, opened its new flagship distribution center in Columbus, Ohio.

•
US Bioservices, AmerisourceBergen’s independent specialty pharmacy, earned the Joint Commission’s Gold Seal of Approval for Home Care Accreditation by demonstrating continuous compliance with its performance standards.

•
Hosted ThinkLive, AmerisourceBergen's annual global pharmaceutical manufacturer summit, convening hundreds of manufacturers with the Company’s distribution and commercialization experts to share insights for expanding patient access and driving product success.

Fiscal Year 2019 Expectations

The Company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. Please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables for additional information.

Fiscal Year 2019 Expectations on an Adjusted (Non-GAAP) Basis

AmerisourceBergen has introduced its fiscal year 2019 financial guidance which reflects strong growth in Global Commercialization Services and Animal Health and growth in Pharmaceutical Distribution Services, even with continued production limitations at PharMEDium. The Company's range of expectations incorporates three scenarios for PharMEDium production, including a potential sizable headwind from the business unit in fiscal year 2019. Please note that guidance includes the consolidation of Profarma and the Specialty Joint Venture in Brazil. The Company expects:

•	Revenue growth in the mid-single digit percent range; and

•	Adjusted diluted earnings per share to be in the range of $6.65 to $6.95.

Additional assumptions include:

•	Adjusted operating expenses to increase in the mid-single digit percent range;

•	Adjusted operating income growth in the low- to mid-single digit percent range;

•	Pharmaceutical Distribution Services segment operating income growth in the low- to mid-single digit percent range;

•	Other, which is comprised of businesses focused on Global Commercialization Services and Animal Health, operating income growth in the high-single digit percent range;

•	Adjusted effective tax rate between 21 percent and 22 percent;

•	Adjusted free cash flow to be approximately $1.4 billion to $1.6 billion;

•	Capital expenditures in the $300 million range; and

•	Weighted average diluted shares are expected to be approximately 216 million for the year.

Conference Call & Slide Presentation

The Company will host a conference call to discuss the results at 8:30 a.m. ET on November 6, 2018. A slide presentation for investors has also been posted on the Investors page of the AmerisourceBergen website at investor.amerisourcebergen.com. Participating in the conference call will be:

•Steven H. Collis, Chairman, President & Chief Executive Officer
•Tim G. Guttman, Executive Vice President & Chief Financial Officer
•James F. Cleary, Jr., Executive Vice President & incoming Chief Financial Officer

The dial-in number for the live call will be (612) 326-1011. No access code is required. The live call will also be webcast via the Company’s website at investor.amerisourcebergen.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

Replays of the call will be made available via telephone and webcast. A replay of the webcast will be posted on www.amerisourcebergen.com approximately two hours after the completion of the call and will remain available for 30 days. The telephone replay will also be available approximately two hours after the completion of the call and will remain available for seven days. To access the telephone replay from within the U.S., dial (800) 475-6701. From outside the U.S., dial (320) 365-3844. The access code for the replay is 454961.

Upcoming Investor Events

AmerisourceBergen management will be attending the following investor conferences in the coming months:

•	Evercore ISI HealthCONx Conference, November 27-29, Boston;

•	J.P. Morgan Healthcare Conference, January 7-11, San Francisco.

Please check the website for updates regarding the timing of the live presentation webcasts, if any, and for replay information.

About AmerisourceBergen

AmerisourceBergen provides pharmaceutical products, value-driving services and business solutions that improve access to care. Tens of thousands of healthcare providers, veterinary practices and livestock producers trust us as their partner in the pharmaceutical supply chain. Global manufacturers depend on us for services that drive commercial success for their products. Through our daily work—and powered by our 21,000 associates—we are united in our responsibility to create healthier futures. AmerisourceBergen is ranked #12 on the Fortune 500, with more than $160 billion in annual revenue. The company is headquartered in Valley Forge, Pa. and has a presence in 50+ countries. Learn more at investor.amerisourcebergen.com.

AmerisourceBergen's Cautionary Note Regarding Forward-Looking Statements
Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “expect,” “likely,” “outlook,” “forecast,” “would,” “could,” “should,” “can,” “project,” “intend,” “plan,” “continue,” “sustain,” “synergy,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” variations of such words, and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. These statements are not guarantees of future performance and are based on assumptions that could prove incorrect or could cause actual results to vary materially from those indicated. Among the factors that could cause actual results to differ materially from those projected, anticipated, or implied are the following: unfavorable trends in brand and generic pharmaceutical pricing, including in rate or frequency of price inflation or deflation; competition and industry consolidation of both customers and suppliers resulting in increasing pressure to reduce prices for our products and services; changes in pharmaceutical market growth rates; changes in the United States healthcare and regulatory environment, including changes that could impact prescription drug reimbursement under Medicare and Medicaid; increasing governmental regulations regarding the pharmaceutical supply channel and pharmaceutical compounding; declining reimbursement rates for pharmaceuticals; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; increased public concern over the abuse of opioid medications; prosecution or suit by federal, state and other governmental entities of alleged violations of laws and regulations regarding controlled substances, and any related disputes, including shareholder derivative lawsuits; increased federal scrutiny and litigation, including qui tam litigation, for alleged violations of laws and regulations governing the marketing, sale, purchase and/or dispensing of pharmaceutical products or services, and associated reserves and costs; material adverse resolution of pending legal proceedings; the retention of key customer or supplier relationships under less favorable economics or the adverse resolution of any contract or other dispute with customers or suppliers; changes to customer or supplier payment terms; risks associated with the strategic, long-term relationship between Walgreens Boots Alliance, Inc. and the Company, including principally with respect to the pharmaceutical distribution agreement and/or the global generic purchasing services arrangement; changes in tax laws or legislative initiatives that could adversely affect the Company’s tax positions and/or the Company’s tax liabilities or adverse resolution of challenges to the Company’s tax positions; regulatory action in connection with the production, labeling or packaging of products compounded by our compounded sterile preparations (CSP) business; suspension of production of CSPs, including continued suspension at our Memphis facility; managing foreign expansion, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws and economic sanctions and import laws and regulations; financial market volatility and disruption; substantial defaults in payment, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; the loss, bankruptcy or insolvency of a major supplier; changes to the customer or supplier mix; malfunction, failure or breach of sophisticated information systems to operate as designed; risks generally associated with data privacy regulation and the international transfer of personal data; natural disasters or other unexpected events that affect the Company’s operations; the impairment of goodwill or other intangible assets (including with respect to foreign operations), resulting in a charge to earnings; the acquisition of businesses that do not perform as expected, or that are difficult to integrate or control, including the integration of H. D. Smith and PharMEDium, or the inability to capture all of the anticipated synergies related thereto or to capture the anticipated synergies within the expected time period; the effects of disruption from the transactions on the respective businesses of the Company and H. D. Smith and the fact that the transactions may make it more difficult to establish or maintain relationships with employees, suppliers, customers and other business partners; the disruption of the Company’s cash flow and ability to return value to its stockholders in accordance with its past practices; interest rate and foreign currency exchange rate fluctuations; declining economic conditions in the United States and abroad; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting the Company’s business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30, 2018	% of Revenue	Three Months Ended September 30, 2017	% of Revenue	% Change
Revenue	$43,297,136		$39,120,015		10.7%

Cost of goods sold	42,264,495		37,947,995		11.4%

Gross profit [1]	1,032,641	2.39%	1,172,020	3.00%	(11.9)%

Operating expenses:
Distribution, selling, and administrative	657,805	1.52%	560,877	1.43%	17.3%
Depreciation and amortization	120,558	0.28%	104,335	0.27%	15.5%
Goodwill impairment charge [2]	59,684		—
Employee severance, litigation, and other [3]	40,497		641,810
Total operating expenses	878,544	2.03%	1,307,022	3.34%	(32.8)%

Operating income (loss)	154,097	0.36%	(135,002)	(0.35)%

Other (income) loss	(820)		1,228
Interest expense, net	43,047		35,311		21.9%

Income (loss) before taxes	111,870	0.26%	(171,541)	(0.44)%

Income tax (benefit) expense	(82,134)		173,046

Net income (loss)	194,004	0.45%	(344,587)	(0.88)%

Net income attributable to noncontrolling interest	39,284		—

Net income (loss) attributable to AmerisourceBergen Corporation	$233,288	0.54%	$(344,587)	(0.88)%

Earnings per share:
Basic	$1.08		$(1.58)
Diluted	$1.07		$(1.58)

Weighted average common shares outstanding:
Basic	215,430		218,501		(1.4)%
Diluted	217,492		218,501		(0.5)%
 ________________________________________

[1]
Includes an $83.5 million LIFO expense, $26.6 million of PharMEDium remediation costs, and an estimated $22.0 million assessment relating to the New York State Opioid Stewardship Act (for the period covering January 1, 2017 through September 30, 2018) in the three months ended September 30, 2018. Includes a $74.9 million LIFO credit in the three months ended September 30, 2017.

2 The goodwill impairment charge is related to the Company's non-wholly owned subsidiary in Brazil.

[3]
Includes $3.5 million of employee severance, $12.1 million of litigation costs primarily related to opioid lawsuits and investigations, and $25.0 million of acquisition-related deal and integration costs, other costs related to business transformation efforts, and other restructuring initiatives in the three months ended September 30, 2018. Includes $7.5 million of employee severance, $628.2 million of litigation settlements and accruals, and $6.2 million of other costs related to business transformation efforts, other restructuring initiatives, and acquisition-related deal and integration costs in the three months ended September 30, 2017.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(in thousands, except per share data)
(unaudited)

	Fiscal Year Ended September 30, 2018	% of Revenue	Fiscal Year Ended September 30, 2017	% of Revenue	% Change
Revenue	$167,939,635		$153,143,826		9.7%

Cost of goods sold	163,327,318		148,597,824		9.9%

Gross profit [1]	4,612,317	2.75%	4,546,002	2.97%	1.5%

Operating expenses:
Distribution, selling, and administrative	2,460,301	1.46%	2,128,730	1.39%	15.6%
Depreciation and amortization	465,127	0.28%	397,603	0.26%	17.0%
Goodwill impairment charge [2]	59,684		—
Employee severance, litigation, and other [3]	183,520		959,327
Total operating expenses	3,168,632	1.89%	3,485,660	2.28%	(9.1)%

Operating income	1,443,685	0.86%	1,060,342	0.69%	36.2%

Other loss (income) [4]	25,469		(2,730)
Interest expense, net	174,699		145,185		20.3%
Loss on consolidation of equity investments	42,328		—
Loss on early retirement of debt	23,766		—

Income before income taxes	1,177,423	0.70%	917,887	0.60%	28.3%

Income tax (benefit) expense	(438,469)		553,403

Net income	1,615,892	0.96%	364,484	0.24%	343.3%

Net loss attributable to noncontrolling interest	42,513		—

Net income attributable to AmerisourceBergen Corporation	$1,658,405	0.99%	$364,484	0.24%	355.0%

Earnings per share:
Basic	$7.61		$1.67		355.7%
Diluted	$7.53		$1.64		359.1%

Weighted average common shares outstanding:
Basic	217,872		218,375		(0.2)%
Diluted	220,336		221,602		(0.6)%
________________________________________

1  Includes a $35.9 million gain from antitrust litigation settlements, $67.3 million LIFO expense, $61.1 million of PharMEDium remediation costs, and an estimated $22.0 million assessment relating to the New York State Stewardship Act (for the period covering January 1, 2017 through September 30, 2018) in the fiscal year ended September 30, 2018. Includes a $157.8 million LIFO credit and a $1.4 million gain from antitrust litigation settlements in the fiscal year ended September 30, 2017.
2  The goodwill impairment charge is related to the Company's non-wholly owned subsidiary in Brazil.
3 Includes $36.7 million of employee severance, $61.5 million of litigation costs primarily related to opioid lawsuits, investigations, and related initiatives, and $85.3 million of acquisition-related deal and integration costs, other costs related to business transformation efforts, and other restructuring initiatives in the fiscal year ended September 30, 2018. Includes $7.8 million of employee severance, $917.6 million for litigation settlements and accruals, and $34.0 million of other costs due to acquisition-related deal and integration costs, other restructuring initiatives, and business transformation efforts in the fiscal year ended September 30, 2017.
4  Includes a $30.0 million impairment on a non-customer note receivable in the fiscal year ended September 30, 2018.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30, 2018
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax (Benefit) Expense		Net Loss Atrributable to Noncontrolling Interest	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$1,032,641	$878,544	$154,097	$111,870	$(82,134)		$39,284	$233,288	$1.07

Gain from antitrust litigation settlements	—	—	—	—	(225)		—	225	—

LIFO expense	83,466	—	83,466	83,466	23,124		—	60,342	0.28

PharMEDium remediation costs	26,580	(1,617)	28,197	28,197	8,083		—	20,114	0.09

New York State Opioid Stewardship Act	22,000	—	22,000	22,000	6,122		—	15,878	0.07

Goodwill impairment charge	—	(59,684)	59,684	59,684	—		(36,945)	22,739	0.10

Acquisition-related intangibles amortization	—	(44,484)	44,484	44,484	13,191		(775)	30,518	0.14

Employee severance, litigation, and other	—	(40,497)	40,497	40,497	83,317	[1]	—	(42,820)	(0.20)

Loss on early retirement of debt	—	—	—	—	148		—	(148)	—

Tax reform [2]	—	—	—	—	25,000		—	(25,000)	(0.11)

Adjusted Non-GAAP	1,164,687	732,262	432,425	390,198	76,626		1,564	315,136	1.45	[3]

Less non-wholly owned subsidiaries	51,991	47,130	4,861	(1,926)	—		1,564	(363)	—

Adjusted Non-GAAP excluding non-wholly owned subsidiaries	$1,112,696	$685,132	$427,564	$392,124	$76,626		$—	$315,499	$1.45

Adjusted Non-GAAP % change vs. prior year quarter	6.2%	17.0%	(8.2)%	(10.2)%	(45.8)%			7.4%	9.0%

Adjusted Non-GAAP, excluding non-wholly owned subsidiaries, % change vs. prior year quarter	1.4%	9.4%	(9.2)%	(9.8)%	(45.8)%			7.5%	9.0%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	2.39%	2.69%
Operating expenses	2.03%	1.69%
Operating income	0.36%	1.00%
________________________________________

1 During the fourth quarter of fiscal 2018, we determined that a significant portion of a fiscal 2017 legal settlement charge would be tax deductible.

2 Includes a measurement period adjustment of the one-time transition tax on historical foreign earnings and profits through December 31, 2017.

3 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30, 2017
	Gross Profit	Operating Expenses	Operating (Loss) Income	Interest Expense, Net	(Loss) Income Before Income Taxes	Income Tax Expense	Net (Loss) Income	Diluted Earnings Per Share
GAAP	$1,172,020	$1,307,022	$(135,002)	$35,311	$(171,541)	$173,046	$(344,587)	$(1.58)

Warrants expense [1]	—	—	—	—	—	132	(132)	—

Gain from antitrust litigation settlements	—	—	—	—	—	(35)	35	—

LIFO credit	(74,863)	—	(74,863)	—	(74,863)	(28,926)	(45,937)	(0.21)

Acquisition-related intangibles amortization	—	(39,144)	39,144	—	39,237	16,984	22,253	0.10

Employee severance, litigation, and other [2]	—	(641,810)	641,810	—	641,810	(19,942)	661,752	3.01

Adjusted Non-GAAP	$1,097,157	$626,068	$471,089	$35,311	$434,643	$141,259	$293,384	$1.33	[3]

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.00%	2.80%
Operating expenses	3.34%	1.60%
Operating (loss) income	(0.35)%	1.20%

________________________________________

[1]
In connection with the fiscal 2014 special $650 million share repurchase program, which was established to mitigate the dilutive effect of the Warrants, the Company issued $600 million of 1.15% senior notes that were repaid in May 2017.  The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

[2]	Includes a $625.0 million litigation accrual with no corresponding tax benefit.

[3]	The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Fiscal Year Ended September 30, 2018
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax (Benefit) Expense		Net Loss Attributable to Noncontrolling Interest	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$4,612,317	$3,168,632	$1,443,685	$1,177,423	$(438,469)		$42,513	$1,658,405	$7.53

Gain from antitrust litigation settlements	(35,938)	—	(35,938)	(35,938)	(10,000)		—	(25,938)	(0.12)

LIFO expense	67,324	—	67,324	67,324	18,733		—	48,591	0.22

PharMEDium remediation costs	61,129	(5,075)	66,204	66,204	18,421		—	47,783	0.22

New York State Opioid Stewardship Act	22,000	—	22,000	22,000	6,122		—	15,878	0.07

Goodwill impairment charge	—	(59,684)	59,684	59,684	—		(36,945)	22,739	0.10

Acquisition-related intangibles amortization	—	(174,751)	174,751	174,876	48,660		(1,846)	124,370	0.56

Employee severance, litigation, and other	—	(183,520)	183,520	183,520	122,222	[1]	—	61,298	0.28

Loss on consolidation of equity investments	—	—	—	42,328	—		—	42,328	0.19

Impairment of non-customer note receivable	—	—	—	30,000	—		—	30,000	0.14

Loss on early retirement of debt	—	—	—	23,766	6,613		—	17,153	0.08

Tax reform [2]	—	—	—	—	612,595		—	(612,595)	(2.78)

Adjusted Non-GAAP	4,726,832	2,745,602	1,981,230	1,811,187	384,897		3,722	1,430,012	6.49

Less non-wholly owned subsidiaries	149,832	140,668	9,164	(4,680)	—		3,722	(958)	—

Adjusted Non-GAAP excluding non-wholly owned subsidiaries	$4,577,000	$2,604,934	$1,972,066	$1,815,867	$384,897		$—	$1,430,970	$6.49

Adjusted Non-GAAP % change vs. prior year	7.8%	15.9%	(1.8)%	(3.7)%	(33.2)%			9.7%	10.4%

Adjusted Non-GAAP, excluding non-wholly owned subsidiaries, % change vs. prior year	4.3%	9.9%	(2.2)%	(3.4)%	(33.2)%			9.8%	10.4%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	2.75%	2.81%
Operating expenses	1.89%	1.63%
Operating income	0.86%	1.18%

________________________________________

1 During the fourth quarter of fiscal 2018, we determined that a significant portion of a fiscal 2017 legal settlement charge would be tax deductible.

[2]
Includes the impact of applying a lower U.S. federal income tax rate to the Company's net deferred tax liabilities as of December 31, 2017, offset in part by a one-time transition tax on historical foreign earning and profits through December 31, 2017.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

 AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Fiscal Year Ended September 30, 2017
	Gross Profit	Operating Expenses	Operating Income	Interest Expense, Net	Income Before Income Taxes	Income Tax Expense	Net Income	Diluted Earnings Per Share
GAAP	$4,546,002	$3,485,660	$1,060,342	$145,185	$917,887	$553,403	$364,484	$1.64

Warrants expense [1]	—	—	—	(5,358)	5,358	1,924	3,434	0.02

Gain from antitrust litigation settlements	(1,395)	—	(1,395)	—	(1,395)	(501)	(894)	—

LIFO credit	(157,782)	—	(157,782)	—	(157,782)	(56,661)	(101,121)	(0.46)

Acquisition-related intangibles amortization	—	(156,378)	156,378	—	156,752	56,291	100,461	0.45

Employee severance, litigation, and other [2]	—	(959,327)	959,327	—	959,327	21,934	937,393	4.23

Adjusted Non-GAAP	$4,386,825	$2,369,955	$2,016,870	$139,827	$1,880,147	$576,390	$1,303,757	$5.88

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	2.97%	2.86%
Operating expenses	2.28%	1.55%
Operating income	0.69%	1.32%
________________________________________

[1]
In connection with the fiscal 2014 special $650 million share repurchase program, which was established to mitigate the dilutive effect of the Warrants, the Company issued $600 million of 1.15% senior notes that were repaid in May 2017. The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

[2]	Includes $914.4 million for litigation settlements and accruals with no corresponding income tax benefit.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
RECONCILIATION OF DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (GAAP TO NON-GAAP)
(in thousands)
(unaudited)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2018	2017	2018	2017
Basic shares outstanding	215,430	218,501	217,872	218,375

Stock option, restricted stock, and restricted stock unit dilution	2,062	—	2,464	3,227

GAAP diluted shares outstanding	217,492	218,501	220,336	221,602

Stock option, restricted stock, and restricted stock unit dilution [1]	—	2,822	—	—

Non-GAAP diluted shares outstanding	217,492	221,323	220,336	221,602
 ________________________________________

[1]
For the non-GAAP presentation, diluted weighted average common shares outstanding have been adjusted to include the impact of the stock options, restricted stock, and restricted stock units that were anti-dilutive for the GAAP presentation.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION AND SUBSIDIARIES
GAAP SUPPLEMENTAL INFORMATION
(In thousands)
(unaudited)

	Three Months Ended September 30, 2018
	AmerisourceBergen Corporation and Wholly Owned Subsidiaries	% Change vs. Prior Year Quarter	Non-Wholly Owned Subsidiaries	Noncontrolling Interest	Consolidated AmerisourceBergen Corporation	% Change vs. Prior Year Quarter
Revenue	$42,950,048	9.8%	$347,088	$—	$43,297,136	10.7%
Gross profit	$980,650	(16.3)%	$51,991	$—	$1,032,641	(11.9)%
Operating expenses	$770,334	(41.1)%	$108,210	$—	$878,544	(32.8)%
Operating income (loss)	$210,316		$(56,219)	$—	$154,097
Interest expense, net	$39,839	12.8%	$3,208	$—	$43,047	21.9%
Net income (loss)	$256,898		$(62,894)	$39,284	$233,288

	Fiscal Year Ended September 30, 2018
	AmerisourceBergen Corporation and Wholly Owned Subsidiaries	% Change vs. Prior Year	Non-Wholly Owned Subsidiaries	Noncontrolling Interest	Consolidated AmerisourceBergen Corporation	% Change vs. Prior Year
Revenue	$166,962,154	9.0%	$977,481	$—	$167,939,635	9.7%
Gross profit	$4,462,485	(1.8)%	$149,832	$—	$4,612,317	1.5%
Operating expenses	$2,964,144	(15.0)%	$204,488	$—	$3,168,632	(9.1)%
Operating income (loss)	$1,498,341	41.3%	$(54,656)	$—	$1,443,685	36.2%
Interest expense, net	$162,109	11.7%	$12,590	$—	$174,699	20.3%
Net income (loss)	$1,683,323	361.8%	$(67,431)	$42,513	$1,658,405	355.0%

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended September 30,
Revenue	2018	2017	% Change
Pharmaceutical Distribution Services	$41,726,426	$37,654,651	10.8%
Other	1,596,178	1,479,987	7.9%
Intersegment eliminations	(25,468)	(14,623)

Revenue	$43,297,136	$39,120,015	10.7%

	Three Months Ended September 30,
Operating income (loss)	2018	2017	% Change
Pharmaceutical Distribution Services	$356,808	$399,715	(10.7)%
Other	75,465	71,718	5.2%
Intersegment eliminations	152	(344)
Total segment operating income	432,425	471,089	(8.2)%

PharMEDium remediation costs	(28,197)	—
LIFO (expense) credit	(83,466)	74,863
New York State Opioid Stewardship Act	(22,000)	—
Goodwill impairment charge	(59,684)	—
Acquisition-related intangibles amortization	(44,484)	(39,144)
Employee severance, litigation, and other	(40,497)	(641,810)

Operating income (loss)	$154,097	$(135,002)

Percentages of revenue:

Pharmaceutical Distribution Services
Gross profit	2.06%	2.14%
Operating expenses	1.21%	1.07%
Operating income	0.86%	1.06%

Other
Gross profit	19.02%	19.82%
Operating expenses	14.29%	14.97%
Operating income	4.73%	4.85%

AmerisourceBergen Corporation (GAAP)
Gross profit	2.39%	3.00%
Operating expenses	2.03%	3.34%
Operating income (loss)	0.36%	(0.35)%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted gross profit	2.69%	2.80%
Adjusted operating expenses	1.69%	1.60%
Adjusted operating income	1.00%	1.20%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Fiscal year Ended September 30,
Revenue	2018	2017	% Change
Pharmaceutical Distribution Services	$161,699,343	$147,453,495	9.7%
Other	6,332,730	5,747,863	10.2%
Intersegment eliminations	(92,438)	(57,532)

Revenue	$167,939,635	$153,143,826	9.7%

	Fiscal Year Ended September 30,
Operating income	2018	2017	% Change
Pharmaceutical Distribution Services	$1,626,748	$1,643,629	(1.0)%
Other	355,091	373,797	(5.0)%
Intersegment eliminations	(609)	(556)
Total segment operating income	1,981,230	2,016,870	(1.8)%

Gain from antitrust litigation settlements	35,938	1,395
PharMEDium remediation costs	(66,204)	—
LIFO (expense) credit	(67,324)	157,782
New York State Opioid Stewardship Act	(22,000)	—
Goodwill impairment charge	(59,684)	—
Acquisition-related intangibles amortization	(174,751)	(156,378)
Employee severance, litigation, and other	(183,520)	(959,327)

Operating income	$1,443,685	$1,060,342

Percentages of revenue:

Pharmaceutical Distribution Services
Gross profit	2.14%	2.16%
Operating expenses	1.14%	1.04%
Operating income	1.01%	1.11%

Other
Gross profit	19.90%	20.96%
Operating expenses	14.30%	14.45%
Operating income	5.61%	6.50%

AmerisourceBergen Corporation (GAAP)
Gross profit	2.75%	2.97%
Operating expenses	1.89%	2.28%
Operating income	0.86%	0.69%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted gross profit	2.81%	2.86%
Adjusted operating expenses	1.63%	1.55%
Adjusted operating income	1.18%	1.32%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,
	2018	2017
ASSETS

Current assets:
Cash and cash equivalents	$2,492,516	$2,435,115
Accounts receivable, net	11,314,226	10,303,324
Merchandise inventories	11,918,508	11,461,428
Prepaid expenses and other	169,122	103,432
Total current assets	25,894,372	24,303,299

Property and equipment, net	1,892,424	1,797,945
Goodwill and other intangible assets	9,612,100	8,877,562
Other long-term assets	270,942	337,664

Total assets	$37,669,838	$35,316,470

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$26,836,873	$25,404,042
Other current liabilities	1,032,814	1,414,123
Total current liabilities	27,869,687	26,818,165

Long-term debt	4,158,532	3,429,934

Accrued income taxes	299,600	84,257
Deferred income taxes	1,829,410	2,492,612
Other long-term liabilities	462,648	427,041

Total equity	3,049,961	2,064,461

Total liabilities and equity	$37,669,838	$35,316,470

 AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Fiscal Year Ended September 30,
	2018	2017
Operating Activities:
Net income	$1,615,892	$364,484
Adjustments to reconcile net income to net cash provided by operating activities [1,2]	(33,787)	672,502
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	(657,770)	(1,277,896)
Merchandise inventories	(4,923)	(431,454)
Accounts payable	859,036	1,473,389
Other [3]	(367,060)	703,113
Net cash provided by operating activities	1,411,388	1,504,138

Investing Activities:
Capital expenditures	(336,411)	(466,397)
Cost of acquired companies, net of cash acquired	(785,299)	(61,648)
Net proceeds from investment securities available-for-sale	—	26,143
Other	10,596	3,861
Net cash used in investing activities	(1,111,114)	(498,041)

Financing Activities:
Net borrowings (repayments) [4]	635,695	(749,553)
Purchases of common stock [5]	(639,235)	(329,929)
Payment of premium on early retirement of debt	(22,348)	—
Exercises of stock options	138,456	102,923
Cash dividends on common stock	(333,041)	(320,270)
Other	(22,400)	(15,985)
Net cash used in financing activities	(242,873)	(1,312,814)

Increase (decrease) in cash and cash equivalents	57,401	(306,717)

Cash and cash equivalents at beginning of year	2,435,115	2,741,832

Cash and cash equivalents at end of year	$2,492,516	$2,435,115

________________________________________

[1]	Includes a $67.3 million LIFO expense in the fiscal year ended September 30, 2018. Includes a $157.8 million LIFO credit in the fiscal year ended September 30, 2017.

[2]
Includes $826.9 million benefit for deferred income taxes for the fiscal year ended September 30, 2018, primarily as a result of applying a lower U.S. federal income tax rate to the Company's net deferred tax liabilities as of December 31, 2017 in connection with tax reform.

[3]
Includes a $241.3 million increase in income taxes payable for the fiscal year ended September 30, 2018, primarily as a result of a one-time transition tax on historical foreign earnings and profits through December 31, 2017 in connection with tax reform. Includes a $625.0 million litigation accrual in the fiscal year ended September 30, 2017, which was settled and paid in the fiscal year ended September 30, 2018.

[4]	Net borrowing in the fiscal year ended September 30, 2018 were primarily used to finance the acquisition of H.D. Smith, which was completed in January 2018.

[5]	Additional purchases made in September 2018 totaling $24.0 million cash settled in October 2018.

SUPPLEMENTAL INFORMATION REGARDING
NON-GAAP FINANCIAL MEASURES

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the non-GAAP financial measures described below. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are outside the control of the Company or are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. We have included the following non-GAAP earnings-related financial measures in this release:

•
Adjusted gross profit and adjusted gross profit margin: Adjusted gross profit is a non-GAAP financial measure that excludes the gain from antitrust litigation settlements, certain PharMEDium remediation costs, LIFO expense (credit), and costs related to the New York State Opioid Stewardship Act. Gain from antitrust litigation settlements and LIFO expense (credit) are excluded because the Company cannot control the amounts recognized or timing of these items. PharMEDium remediation costs are excluded because they are unpredictable and non-recurring expenses. The New York State Opioid Stewardship Act assessment (for the period covering January 1, 2017 through September 30, 2018) is excluded because it is not expected to be a normal, recurring operating expenditure of the Company, as the Company's distribution model has been revised to substantially eliminate the expense in future periods. Adjusted gross profit margin is the ratio of adjusted gross profit to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental measure of the Company’s ongoing operating performance. The gain from antitrust litigation settlements relates to the settlement of class action lawsuits that have been filed against brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. The PharMEDium remediation costs relate to costs incurred in connection with suspended production activities following U.S. Food and Drug Administration inspections. LIFO expense (credit) is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences. The New York State Opioid Stewardship Act, which went into effect on July 1, 2018, established an annual $100 million fund and requires manufacturers, distributors, and importers to ratably share the assessment based upon opioids sold or distributed to or within New York state.

•
Adjusted operating expenses and adjusted operating expense margin: Adjusted operating expenses is a non-GAAP financial measure that excludes acquisition-related intangibles amortization and impairments, employee severance, litigation, and other, and certain PharMEDium remediation costs. Adjusted operating expense margin is the ratio of adjusted operating expenses to total revenue. The acquisition-related intangibles amortization and impairments are excluded because they are non-cash items and the amortization does not reflect the operating performance of the acquired companies. We exclude employee severance amounts that relate to unpredictable and/or non-recurring business restructuring. We exclude the amount of litigation settlements and other expenses, as well as PharMEDium remediation costs, that are unusual, non-operating, unpredictable, non-recurring or non-cash in nature because we believe these exclusions facilitate the analysis of our ongoing operational performance.

•
Adjusted operating income and adjusted operating income margin: Adjusted operating income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit and adjusted operating expenses. Adjusted operating income margin is the ratio of adjusted operating income to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•
Adjusted interest expense, net: Adjusted interest expense is a non-GAAP financial measure that excludes the interest expense on our $600 million of 1.15% senior notes that were repaid in May 2017 (the “2017 Notes”). The 2017 Notes were issued to fund a special $650 million share repurchase program under which we purchased shares to reduce the dilution related to the warrants that we issued in March 2013 to wholly-owned subsidiaries of Walgreens Boots Alliance, Inc. Management believes that this non-GAAP financial measure is useful to investors in evaluating the Company’s ongoing interest expense, net.

•
Adjusted income before income taxes: Adjusted income before income taxes is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted operating income. In addition, the loss on consolidation of equity investments, impairment on a non-customer note receivable, and the loss on the early retirement of debt are also excluded from adjusted income before income taxes. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of the Company’s adjusted effective tax rate.

•	Adjusted effective tax rate: Adjusted effective tax rate is a non-GAAP financial measure that is determined by dividing adjusted income tax expense/benefit by adjusted income before income taxes.

•
Adjusted net income attributable to ABC: Adjusted net income attributable to ABC is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted income before income taxes. In addition, the one-time impact of U.S. tax reform ("Tax Reform") is excluded from adjusted net income attributable to ABC. Tax Reform includes a benefit from applying a lower U.S. federal income tax rate to the Company's net deferred tax liabilities as of December 31, 2017, offset in part by a one-time transition tax on historical foreign earnings and profits through December 31, 2017. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company's performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•
Adjusted net income (loss) attributable to noncontrolling interest: Adjusted net income attributable to noncontrolling interest excludes the non-controlling interest portion of acquisition-related intangibles amortization and impairment. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of adjusted net income attributable to ABC.

•
Adjusted diluted earnings per share: Adjusted diluted earnings per share excludes the per share impact of adjustments including gain from antitrust litigation settlements; LIFO expense (credit); PharMEDium remediation costs; costs related to the New York State Opioid Stewardship Act; acquisition-related intangibles amortization and impairment; employee severance, litigation, and other; loss on consolidation of equity investments; impairment of a non-customer note receivable; the interest expense incurred in connection with the 2017 Notes; and the loss on early retirement of debt; in each case net of the tax effect calculated using the applicable effective tax rate for those items. In addition, the per share impact of Tax Reform is excluded from adjusted diluted earnings per share. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the per share impact of the items that are outside the control of the Company or that we consider to not be indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

•
Each of the non-GAAP financial metrics discussed in this appendix has been adjusted to exclude non-wholly owned subsidiaries. Management believes that these further adjusted non-GAAP financial measures are useful to investors to provide comparable information to historical non-GAAP financial measures that do not reflect the consolidation of non-wholly owned subsidiaries.

In addition, the Company has provided non-GAAP fiscal year 2019 guidance for diluted earnings per share, operating expense, operating income, and effective income tax rate that excludes the same or similar items as those that are excluded from the historical non-GAAP financial measures, as well as significant items that are outside the control of the Company or inherently unusual, non-operating, unpredictable, non-recurring or non-cash in nature. In addition, it has provided 2019 adjusted free cash flow guidance. For fiscal year 2019, we have defined the non-GAAP financial measure of adjusted free cash flow as net cash provided by operating activities, excluding other significant unpredictable or non-recurring cash payments or receipts relating to legal settlements, minus capital expenditures. The Company does not provide forward looking guidance on a GAAP basis for such metrics because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. For example, LIFO expense (credit) is largely dependent upon the future inflation or deflation of brand and generic pharmaceuticals, which is out of the Company’s control, and acquisition-related intangibles amortization depends on the timing and amount of future acquisitions, which cannot be reasonably estimated. Similarly, the timing and amount of litigation settlements is unpredictable and non-recurring.

Contacts:    Bennett S. Murphy
Vice President, Investor Relations
610-727-3693
bmurphy@amerisourcebergen.com

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